Exhibit 99.1
Health Benefits Direct Announces Second Quarter 2008 Financial Results
Radnor, PA — August 14, 2008 — Health Benefits Direct Corporation (OTC Bulletin Board: HBDT), a leading technology innovator in the direct marketing, sales and administration of a wide range of individual health insurance, family health insurance, life insurance and other related products for the individual and family insurance market, today announced its financial results for the second quarter ended June 30, 2008.
Second Quarter Operational Highlights
•	Revenues increased 24%, to $6.394 million, compared to the second quarter of 2007

•	Revenues included technology fees related to the initial deployment of our proprietary web-based agent portal Insurint™

•	Operating expenses decreased compared to the second quarter of 2007 with expense controls in the Telesales segment more than offsetting the inclusion of Atiam’s operations

•	Loss from operations was $1.353 million compared to $2.823 million in the comparable quarter of 2007
“Our revenues increased again this quarter due to the performance of our Atiam business, which on a year to date basis represents 20% of our revenues,” said Anthony Verdi, Acting Principal Executive Officer and Chief Financial Officer of Health Benefits Direct. “Atiam’s flagship software product InsPro continues to be well received by insurance carriers and third party administrators, both on a licensed and application service provider basis. We have also been successful in assisting clients in converting their current systems to InsPro and customizing the functionality of the InsPro product to further support their needs.”
Mr. Verdi continued, “In addition, for the first time this quarter, we earned revenues relating to Insurint™, our professional grade agent sales tool. The use of our Insurint™ platform by independent insurance agents to market and sell health insurance and related products is an important endorsement of our proprietary technology.”
Mr. Verdi further stated, “These financial results represent the first steps in restructuring our operations as we focus more resources on commercializing the Company’s technology portfolio, while implementing strategic cost reduction initiatives to increase operating efficiency.”
Second Quarter 2008 Financial Results
Revenues for the second quarter of 2008 increased 24% to $6.394 million, compared to $5.143 million for the second quarter of 2007, primarily due to the Atiam acquisition. Revenues for the core Telesales business segment were $5.034 million this quarter, compared to $5.143 million for the second quarter of 2007. Atiam’s operating results prior to the October 1, 2007 acquisition of Atiam are excluded from 2007 comparable quarter results.
Operating expenses for the second quarter ended June 30, 2008, were $7.748 million compared to $7.967 million in the second quarter ended June 30, 2007. Operating expenses for the core Telesales business segment were $6.187 million, down 22% from operating expenses of $7.967 million in the second quarter of 2007. The reduction in Telesales operating expenses is due to the Company’s closing of its New York sales office and reduction of selling and operating expenses in its Florida office. The Company entered into a sub-lease agreement for the New York office for the balance of the lease term.
Salaries, wages and related taxes in the Telesales business segment for the second quarter of 2008 included an approximate $0.320 million non-recurring stock-based compensation charge pertaining to the departure of a certain executive.
Depreciation and rent expense for the second quarter of 2008 included approximately $0.2 million of non-recurring charges pertaining to Company’s closing of its New York office.
Net loss for the second quarter of 2008 was $1.342 million or ($0.03) per basic and diluted share, as compared to a net loss of $2.707 million or ($0.08)) per basic and diluted share for the second quarter of

2007.
At June 30, 2008, Health Benefits Direct had a cash balance of $5.781 million, total assets of $14.491million and total shareholders’ equity of $5.110 million.
About Health Benefits Direct Corporation
Health Benefits Direct Corporation is a technologically innovative contact center based insurance agency that operates an interactive online marketplace enabling consumers to shop for, compare, and apply for individual health insurance, family health insurance, life insurance and other related products for the individual and family insurance market. Its streamlined Quick-to-Call sales platform, supported by proprietary online technology, dialing applications and tele-application voice signature process, promotes efficiency for consumers purchasing and insurance carriers underwriting individual and family insurance products. Through its subsidiary, Insurint ™ Corporation, Health Benefits Direct provides a proprietary, professional-grade, web-based agent quote engine portal that aggregates accurate real-time quotes from multiple highly-rated health insurance carriers, life insurance carriers and carriers of related insurance products. Insurint’s user-friendly platform enables agents to view and share with proposed insureds detailed comparisons of multiple insurance products, policy brochures and other useful information instantly, resulting in highly competitive application processing platform for insurance agents and consumers. Through its subsidiary, Atiam Technologies, Health Benefits Direct offers the InsPro system, an internet-based marketing and administration system used by Insurance carriers and Third Party Administrators. www.healthbenefitsdirect.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the effect of the agreement to offer the Insurint platform to independent agents. Forward-looking statements provide Health Benefits Direct’s current expectations or forecasts of future events. Moreover, Health Benefits Direct cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in Health Benefits Direct’s reports filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Health Benefits Direct undertakes no obligation to update publicly any forward-looking statement.
Contact:
Shelley Young
The Piacente Group
212- 481-2050
shelley@tpg-ir.com
- financial tables to follow -

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$6,394,436	$5,143,393	$12,782,457	$9,656,408

Operating expenses:
Salaries, commission and related taxes	4,178,714	3,821,704	9,955,700	7,915,624
Lead, advertising and other marketing	1,070,765	1,934,069	3,069,498	3,795,653
Depreciation and amortization	607,714	561,978	1,323,430	1,113,084
Rent, utilities, telephone and communications	689,691	613,713	1,501,679	1,264,452
Professional fees	668,381	633,421	1,197,108	893,728
Loss on impairment of property and equipment	—	—	88,922	—
Loss on impairment of intangible asset	—	—	295,633	—
Other general and administrative	532,252	402,015	1,050,696	806,136

	7,747,517	7,966,900	18,482,666	15,788,677

Loss from operations	(1,353,081)	(2,823,507)	(5,700,209)	(6,132,269)

Other income (expense):
Interest income	22,229	123,569	52,735	172,647
Interest expense	(11,605)	(7,201)	(16,215)	(16,015)

Total other income (expense)	10,624	116,368	36,520	156,632

Net loss	$(1,342,457)	$(2,707,139)	$(5,663,689)	$(5,975,637)

Net loss per common share:
Net loss per common share — basic and diluted	$(0.03)	$(0.08)	$(0.15)	$(0.19)

Weighted average common shares outstanding — basic and diluted	41,808,004	34,084,273	38,410,827	31,504,662

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
June 30, 2008

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$5,781,065	$5,787,585
Accounts receivable, less allowance for doubtful accounts $0 and $59,106	1,334,939	1,720,014
Tax receivable	36,212	—
Deferred compensation advances	252,261	578,372
Prepaid expenses	279,575	182,087
Other current assets	12,808	22,285

Total current assets	7,696,860	8,290,343

Restricted cash	1,150,000	1,150,000
Property and equipment, net of accumulated depreciation $1,441,280 and $1,115,562	1,325,543	1,592,480
Intangibles, net of accumulated amortization $3,856,483 and $3,108,771	4,154,672	5,095,960
Other assets	164,142	165,871

Total assets	$14,491,217	$16,294,654

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,369,062	$1,483,064
Amount payable to private placement investor
Accrued expenses	1,631,313	1,406,641
Current portion of capital lease obligations	44,332	14,707
Sub-tenant security deposit	7,301	—
Due to related parties	—	28,500
Unearned commission advances	6,139,886	8,450,585
Deferred revenue	60,000	209,125
Income tax payable	—	157,288

Total current liabilities	9,251,894	11,749,910

LONG TERM LIABILITIES:
Capital lease obligations	128,505	44,241

Total long term liabilities	128,505	44,241

SHAREHOLDERS’ EQUITY:
Preferred stock ($.001 par value; 10,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.001 par value; 90,000,000 shares authorized; 41,354,645 and 34,951,384 shares issued and outstanding	41,354	34,951
Additional paid-in capital	43,136,010	36,868,409
Accumulated deficit	(38,066,546)	(32,402,857)

Total shareholders’ equity	5,110,818	4,500,503

Total liabilities and shareholders’ equity	$14,491,217	$16,294,654

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(5,663,689)	$(5,975,637)
Adjustments to reconcile net loss to net cash used in operating activities:
operating activities:
Depreciation and amortization	1,323,430	1,113,084
Stock-based compensation and consulting	1,371,632	835,688
Loss on impairment of property and equipment	88,922	—
Loss on impairment of intangible assets	295,633	—
Provision for bad debt	63,850	620
Changes in assets and liabilities:
Accounts receivable	321,225	879,580
Tax receivable	(36,212)	—
Deferred compensation advances	326,111	(176,140)
Prepaid expenses	(97,488)	(191,441)
Other current assets	9,477	(30,926)
Other assets	1,729	(147,205)
Accounts payable	(114,002)	60,020
Accrued expenses	199,668	57,589
Sub-tenant security deposit	7,301	—
Due to related parties	(28,500)	(63,672)
Unearned commission advances	(2,310,699)	2,229,195
Deferred revenue	(149,125)	—
Income tax payable	(157,288)	—

Net cash used in operating activities	(4,548,025)	(1,409,245)

Cash Flows From Investing Activities:
Purchase of property and equipment	(234,945)	(352,986)
Purchase of intangible assets and capitalization of software development	(267,202)	(260,862)

Net cash used in investing activities	(502,147)	(613,848)

Cash Flows From Financing Activities:
Gross proceeds from capital leases	126,097	—
Payments on capital leases	(12,207)	—
Gross proceeds from sales of common stock	5,000,000	11,250,000
Gross proceeds from exercise of warrants	—	393,750
Placement and other fees paid in connection with offering	(70,238)	(895,240)

Net cash provided by financing activities	5,043,652	10,748,510

Net increase (decrease) in cash	(6,520)	8,725,417

Cash — beginning of the year	5,787,585	2,311,781

Cash — end of the period	$5,781,065	$11,037,198